Exhibit 99.1

Weyco Reports Third Quarter Sales And Earnings

MILWAUKEE, Nov. 7, 2016 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter ended September 30, 2016.

Net sales for the third quarter of 2016 were $79.1 million, a decrease of 13% as compared to third quarter 2015 net sales of $91.2 million. Earnings from operations were $7.3 million in the third quarter of 2016, compared to $9.1 million in the third quarter of 2015. Net earnings attributable to the Company were $4.6 million in the third quarter of 2016, compared to $5.5 million in last year's third quarter. Diluted earnings per share were $0.44 per share in the third quarter of 2016 and $0.51 per share in the third quarter of 2015.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $62.2 million for the third quarter of 2016, down 17% from $74.6 million in the third quarter of 2015. Within the wholesale segment, net sales of the Florsheim brand were up 7% for the quarter, mainly due to higher sales to national shoe chains. This increase was offset by lower sales of the Stacy Adams, Nunn Bush and BOGS brands. Stacy Adams net sales were down 6% for the quarter compared to last year, primarily due to lower sales to off-price retailers. Nunn Bush sales declined 22% this quarter compared to last year. While its sales were down across a number of distribution categories due to a slowdown in consumer spending on soft goods, Nunn Bush was most affected by its reduced sales in the department store trade channel. Mid-tier department stores are facing a challenging environment as consumer buying shifts to the internet. BOGS third quarter net sales were down 31% from the same period last year. Due to last year's mild winter, retailers are carrying over BOGS inventory which impacted shipments this year, and also caused retailers to be conservative with their orders for Fall 2016.

Gross earnings for the North American wholesale segment increased to 32.2% of net sales in the third quarter of 2016, from 31.4% in last year's third quarter. Earnings from operations for the wholesale segment were $6.3 million in the third quarter of 2016, down from $8.2 million in the same period last year. The decrease was primarily due to lower sales volumes.

Net sales in the North American retail segment, which includes sales from the Company's Florsheim retail stores and its internet business in the U.S., were $4.7 million in the third quarter of 2016, down 1% as compared to $4.8 million in 2015. Same store sales (which includes U.S. internet sales) were up 2% for the quarter. There were two fewer domestic retail stores operating during the third quarter of 2016 than there were in last year's third quarter, as three stores were closed and one store opened during the quarter. Earnings from operations for the retail segment were $313,000 in the third quarter of 2016, compared to $401,000 in 2015. The decrease was mainly due to lower operating earnings in the internet business resulting from higher marketing costs.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $12.2 million in the third quarter of 2016, up 3% as compared to $11.9 million in 2015. The increase was due to higher net sales at Florsheim Europe. Florsheim Australia's net sales were flat for the quarter. In local currency, Florsheim Australia's net sales were down 4% for the quarter. Earnings from operations of Florsheim Australia and Florsheim Europe were $731,000 in the third quarter of 2016, up from $578,000 in the same period last year. The increase between years was driven by higher sales volumes and operating earnings at Florsheim Europe.

Other income (expense) for the third quarter of 2016 was $113,000 of income, compared to an expense of $524,000 in the same period last year. This quarter's other income included foreign currency transaction gains of $102,000 compared to $340,000 of losses in the third quarter of 2015. These gains and losses resulted mainly from the revaluation of intercompany loans between the Company's North American wholesale segment and Florsheim Australia.

"This was a difficult quarter for our North American wholesale segment," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "Not only did we see a large reduction in BOGS orders following last year's mild winter, we were also affected by a soft retail environment and changes in consumer buying patterns which contributed to the loss of sales for two of our other major wholesale brands this quarter. While the retail landscape remains uncertain, we remain confident in the strength of our brands, and believe that each is well positioned in its respective market for growth when conditions improve."

On November 7, 2016, the Company's Board of Directors declared a cash dividend of $0.21 per share to all shareholders of record on December 5, 2016, payable January 2, 2017.

Conference Call Details:

Weyco Group will host a conference call on November 8, 2016, at 11:00 a.m. Eastern Time to discuss the third quarter financial results in more detail. To participate in the call, please dial 888-713-4211 or 617-213-4864, referencing passcode 10257065#, five minutes before the start of the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: http://edge.media-server.com/m/p/8miz757a. Alternatively, the conference call will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc. designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In thousands, except per share amounts)

Net sales	$ 79,069	$ 91,227	$ 214,836	$ 233,213
Cost of sales	49,747	58,617	136,096	147,443
Gross earnings	29,322	32,610	78,740	85,770

Selling and administrative expenses	21,992	23,474	66,023	67,516
Earnings from operations	7,330	9,136	12,717	18,254

Interest income	190	221	584	717
Interest expense	(61)	(67)	(228)	(97)
Other income (expense), net	113	(524)	422	(1,150)

Earnings before provision for income taxes	7,572	8,766	13,495	17,724

Provision for income taxes	2,871	3,389	5,084	6,670

Net earnings	4,701	5,377	8,411	11,054

Net earnings (losses) attributable to noncontrolling interest	101	(149)	124	(145)

Net earnings attributable to Weyco Group, Inc.	$ 4,600	$ 5,526	$ 8,287	$ 11,199

Weighted average shares outstanding
Basic	10,461	10,793	10,556	10,788
Diluted	10,516	10,884	10,605	10,881

Earnings per share
Basic	$ 0.44	$ 0.51	$ 0.79	$ 1.04
Diluted	$ 0.44	$ 0.51	$ 0.78	$ 1.03

Cash dividends declared (per share)	$ 0.21	$ 0.20	$ 0.62	$ 0.59

Comprehensive income	$ 5,218	$ 4,040	$ 10,400	$ 8,760

Comprehensive income (loss) attributable to noncontrolling interest	235	(562)	376	(846)

Comprehensive income attributable to Weyco Group, Inc.	$ 4,983	$ 4,602	$ 10,024	$ 9,606

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2016	2015
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 14,840	$ 17,926
Marketable securities, at amortized cost	2,778	4,522
Accounts receivable, net	57,662	54,009
Accrued income tax receivable	810	-
Inventories	70,508	97,184
Prepaid expenses and other current assets	3,586	5,835
Total current assets	150,184	179,476

Marketable securities, at amortized cost	21,783	20,685
Property, plant and equipment, net	34,011	31,833
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	22,776	21,143
Total assets	$ 274,614	$ 298,997

LIABILITIES AND EQUITY:
Short-term borrowings	$ 22,810	$ 26,649
Accounts payable	5,646	13,339
Dividend payable	-	2,147
Accrued liabilities	10,520	17,484
Accrued income tax payable	-	31
Deferred income tax liabilities	2,010	1,537
Total current liabilities	40,986	61,187

Deferred income tax liabilities	1,628	70
Long-term pension liability	28,768	30,188
Other long-term liabilities	2,500	2,823

Equity:
Common stock	10,467	10,767
Capital in excess of par value	47,416	45,759
Reinvested earnings	153,028	160,325
Accumulated other comprehensive loss	(16,730)	(18,467)
Total Weyco Group, Inc. equity	194,181	198,384
Noncontrolling interest	6,551	6,345
Total equity	200,732	204,729
Total liabilities and equity	$ 274,614	$ 298,997

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2016	2015
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 8,411	$ 11,054
Adjustments to reconcile net earnings to net cash provided by
(used for) operating activities -
Depreciation	2,708	2,700
Amortization	288	334
Bad debt expense	96	190
Deferred income taxes	1,537	456
Net foreign currency transaction (gains) losses	(389)	783
Stock-based compensation	1,121	1,112
Pension contributions	(2,400)	(2,633)
Pension expense	2,500	2,811
Increase in cash surrender value of life insurance	(250)	(250)
Changes in operating assets and liabilities -
Accounts receivable	(3,714)	(12,223)
Inventories	26,641	(23,844)
Prepaid expenses and other assets	800	4,122
Accounts payable	(7,699)	(7,584)
Accrued liabilities and other	(1,023)	(4,807)
Accrued income taxes	(839)	553
Net cash provided by (used for) operating activities	27,788	(27,226)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(3,605)	(2,300)
Proceeds from maturities of marketable securities	4,190	6,305
Life insurance premiums paid	(155)	(155)
Purchases of property, plant and equipment	(4,872)	(1,457)
Net cash (used for) provided by investing activities	(4,442)	2,393

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(8,678)	(8,414)
Cash dividends paid to noncontrolling interest of subsidiary	(170)	-
Shares purchased and retired	(9,368)	(4,760)
Proceeds from stock options exercised	585	2,696
Payment of contingent consideration	(5,217)	-
Proceeds from bank borrowings	91,729	127,253
Repayments of bank borrowings	(95,568)	(90,684)
Income tax benefits from stock-based compensation	3	463
Net cash (used for) provided by financing activities	(26,684)	26,554

Effect of exchange rate changes on cash and cash equivalents	252	(320)

Net (decrease) increase in cash and cash equivalents	$ (3,086)	$ 1,401

CASH AND CASH EQUIVALENTS at beginning of period	17,926	12,499

CASH AND CASH EQUIVALENTS at end of period	$ 14,840	$ 13,900

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 4,083	$ 5,155
Interest paid	$ 228	$ 97

CONTACT: For more information, contact: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880